Exhibit 99.2

Hurry, Inc. Announces Shareholder Distribution

ELLIJAY, Ga. – (BUSINESS WIRE) – November 20, 2002 – Hurry, Inc. (HURY.PK) today reported that its Board of Directors has approved a distribution of $0.11 per share to shareholders who are of record as of the close of business on November 29, 2002.

The Company plans to begin the process of mailing the distribution immediately after the record date. Although no assurances can be given regarding the timing and amount, if any, of any further distributions, as the Company continues to satisfy all remaining obligations and liabilities, the Board of Directors intends to distribute remaining assets to shareholders in one or more distributions, as practical. At a special shareholders meeting to be held November 25, 2002, shareholders will be asked to approve a Plan of Liquidation and Dissolution pursuant to which the Company would be liquidated and dissolved.

Hurry, Inc., which was formerly known as Harry’s Farmers Market, Inc., is in the process of winding up its operations and intends to liquidate and dissolve as soon as practicable. The Company previously owned as many as three megastores and six convenience stores specializing in perishable food products, poultry, seafood, fresh bakery goods, and freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods as well as deli, cheese and dairy products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management’s belief, as well as assumptions made by and information currently available to management, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the possibility that funding may be inadequate to cover the Company’s future plans, including any distribution to shareholders, the unknown costs involved with the winding up and liquidation of the Company’s business and other factors, including, but not limited to, those identified in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

Contact:	Harry A. Blazer
706-636-1060